Exhibit 99.(a)(3)

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF
EMERALD DAIRY INC.’S
AMENDED AND RESTATED OFFER TO AMEND AND EXCHANGE

1.  REVIEW THE OFFER.  Please carefully review the Amended and Restated Offer to Amend and Exchange, dated as of July 24, 2009 (the “Offer to Amend and Exchange”).  If you would like an additional copy of the Offer to Amend and Exchange, or a copy of any other related document, you may request one by contacting Computershare Inc. by telephone at 800-546-5141.

2.  TO PARTICIPATE IN THE OFFER.  To participate in the offer, you must properly complete, sign, date and deliver to us the Election Form and your original executed warrants before midnight, Eastern Time on August 13, 2009, unless extended.  WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.  Delivery will be deemed made only when the Election Form and your eligible warrants are actually received (not postmarked) by us.  The acceptable method of delivering the Election Form and your warrants is:

BY MAIL OR COURIER SERVICE, TO:

Computershare Inc., 250 Royall Street, Canton, MA 02021, Attn.: Voluntary Offers

We urge you to mail sufficiently in advance of the expiration of the offer to ensure we receive it prior to the expiration of the offer.  We also recommend that you use certified mail with return receipt requested.  You should retain the return receipt for your records.  Any type of delivery is at your own expense.  Please note that delivery of the Election Form by facsimile will not be accepted.

If you do not submit an Election Form with your original warrants prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer.  In that case, (a) your warrants will remain outstanding until they terminate or are exercised and (b) you will have no rights to any amended warrants.

3.  ACCEPTANCE OF WARRANTS IN EXCHANGE FOR AMENDED WARRANTS.  When we accept your tendered warrants and we exchange them for amended warrants concurrently with the expiration of the offer, you will have no further rights to your tendered warrants.

4.  PARTIAL TENDERS.  If fewer than all of the eligible warrants evidenced by any certificate are to be tendered, fill in the number of warrants that are to be tendered for each class of warrants you hold.  In that case, if any tendered warrants are accepted, a new certificate for the remainder of the warrants (including any warrants not accepted) evidenced by the old certificate(s) will be issued and sent to the registered holder(s) promptly after the expiration date.  Unless otherwise indicated, all warrants indicated on the Election Form will be deemed to have been tendered.  In each case, warrants will be returned or credited without expense to the warrant holder.

5.     TO WITHDRAW ELECTION.  To withdraw from the offer, you must properly complete, sign, date and deliver to Computershare Inc. the Withdrawal Form before midnight, Eastern Time, on August 13, 2009, unless extended.  Delivery will be deemed made only when the Withdrawal Form is actually received (not postmarked) by Computershare Inc.  Withdrawal Forms must be delivered according to the acceptable method of delivery indicated above in the section “To Participate in the Offer.”  Once you have withdrawn your tendered warrants, you may retender your warrants before the expiration of the offer only by again following the delivery procedures described above in the section “To Participate in the Offer.”  We will return to you your previously tendered warrants promptly after Computershare Inc. receives the Withdrawal Form pursuant to the terms of the offer.  Please note that delivery of the Withdrawal Form by facsimile will not be accepted.

6.   IRREGULARITIES.   All questions as to the number of eligible warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgment of any court of competent jurisdiction to the contrary.  The Company reserves the absolute right to reject any or all tenders of warrants it determines not to be in proper form or to reject those warrants, the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful, subject to the judgment of any court of competent jurisdiction to the contrary.  The Company also reserves the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular warrants, and the Company's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties, subject to the judgment of any court of competent jurisdiction to the contrary.  No tender of warrants will be deemed to be properly made until all defects and irregularities have been cured or waived.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine.  Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

10.  QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES.  Questions and requests for assistance should be directed to the Exchange Agent, Computershare Inc., by telephone at (800) 546-5141, or by mail at Computershare Inc., 250 Royall Street, Canton, MA 02021, Attn.: Voluntary Offers.  Additional copies of the Offer to Amend and Exchange, the Election Form and other related materials may be obtained from the Exchange Agent.